Exhibit 99.1

Portland, Oregon

May 27, 2004

FOR IMMEDIATE RELEASE

CASCADE CORPORATION ANNOUNCES EARNINGS OF $0.65 PER SHARE FOR THE QUARTER ENDED APRIL 30, 2004

Cascade Corporation (NYSE: CAE) today reported its financial results for the first quarter ended April 30, 2004.

First Quarter Fiscal 2005 Summary

•                  Summary financial results for the first quarter and results for the comparable quarter of the previous year are outlined below (in thousands, except earnings per share):

Quarter ended April 30,	2004	2003	% Change
Net sales	$93,529	$68,934	35.7%
Gross profit	31,376	22,711	38.2%
Gross profit %	33.5%	32.9%	—
SG&A	18,058	14,649	23.3%
Interest expense, net	802	892	(10.1)%
Other income	95	732	—
Income before tax	12,611	7,902	59.6%
Provision for income taxes	4,401	2,529	74.0%
Effective tax rate	35%	32%	—
Net income	$8,210	$5,373	52.8%
Earnings per share	$0.65	$0.44	47.7%

•                  Strengthening of foreign currencies against the US dollar, sales from acquired companies and increased business from existing product lines all made significant contributions to the increase in total revenues.  Details of the revenue increase for the quarter over the prior year quarter follow (in millions):

Revenue growth	$13.9	20.2%
Foreign currency changes	5.9	8.6%
Acquisitions	4.8	6.9%
Total	$24.6	35.7%

Excluding the effect of currency changes, revenue growth in North America and Asia Pacific was 20.2% and 47.4%, respectively, over the prior year’s first quarter.  Europe’s revenue growth, excluding the effect of currency changes and acquisitions, was 5.8%.

•                  Consolidated gross profit increased to 33.5% as compared to 32.9% in the comparable quarter of the prior year.  This increase was due to higher margins in all regions.

•                  Approximately $900,000 of the $3.4 million increase in SG&A was attributable to foreign exchange.  The remainder of the increase was attributable to implementation of Sarbanes-Oxley requirements, increased R&D expenses and SG&A from two companies acquired during the past 12 months.

•                  The increase in the effective tax rate was due primarily to a decrease in benefits of international financing activities and an increase in the recording of valuation allowances on deferred tax assets in Europe.

Market Conditions

•                  First quarter shipments in the North American lift truck market were up 7% over the first quarter of the prior year.  Lift truck shipments are an indicator of the general health of the industry and do not necessarily correlate with the demand for Cascade’s products.  We do expect this increased demand to result in higher sales through at least the middle of the year.

•                  Shipments in the European lift truck market were down 16% from the fourth quarter of FY 2004 but were up 4% over the comparable period in the prior year.  We believe European lift truck sales will increase modestly through the remainder of the year.

•                  Business levels in the Asia Pacific region continue to be above prior year levels. We continue to see good strength in the Chinese market in particular and are forecasting continued growth in bookings throughout the region.

•                  We continue to closely monitor the impact of worldwide steel price increases.  Because our products are predominantly manufactured from steel and steel based-components, our costs are sensitive to fluctuations in steel commodity prices.  We estimate our gross margin will decrease by approximately 0.3% (measured against total sales) for each 1% increase in steel prices.  To date we have mitigated any steel cost increases through a variety of means, including price increases,  surcharges and cost reductions.  We will continue these efforts in the coming months, although there is no assurance we will continue to be able to mitigate the full impact of all steel cost increases.

North America Summary

Quarter ended April 30,	2004	2003	% Change
Net sales	$50,594	$40,512	24.9%
Gross profit	19,956	15,080	32.3%
Gross profit %	39.4%	37.2%	—
SG&A	10,252	8,783	16.7%
Amortization	35	55	—
Operating income	$9,669	$6,242	54.9%

•                  Revenue growth reflected the strong North American lift truck market in the first quarter.  Revenue growth was also favorably impacted by the fact that the current US$/Euro exchange rate has reduced European imports into the North American market.    Details of the revenue increase for the quarter over the prior year quarter follow (in thousands):

Revenue growth	$8,194	20.2%
Foreign currency changes	1,888	4.7%
Total	$10,082	24.9%

•                  The gross profit percentage increase was a result of higher volumes in all North American factories resulting in better fixed cost absorption.

•                  Approximately 1.6% of the increase in SG&A was attributable to foreign exchange.  The remainder was attributable to implementation of Sarbanes-Oxley requirements, increased R&D expense, legal and professional fees, and other miscellaneous expenses.

Europe Summary

Quarter ended April 30,	2004	2003	% Change
Net sales	$27,419	$18,760	46.2%
Gross profit	6,187	4,685	32.1%
Gross profit %	22.6%	25.0%	—
SG&A	5,395	4,028	33.9%
Amortization	41	3	—
Operating income	$751	$654	14.8%

•                  Details of the revenue increase for the quarter over the prior year quarter follow (in thousands):

Revenue growth	$1,081	5.8%
Foreign currency changes	2,736	14.6%
Acquisitions	4,842	25.8%
Total	$8,659	46.2%

•                  Gross margins declined primarily due to additional costs for new product introductions and increased sales of OEM products.

•                  The increase in SG&A was due to both the effects of foreign exchange and the additional SG&A from acquisitions.

Asia Pacific

Quarter ended April 30,	2004	2003	% Change
Net sales	$15,516	$9,662	60.6%
Gross profit	5,233	2,946	77.6%
Gross profit %	33.7%	30.5%	—
SG&A	2,327	1,775	31.1%
Amortization	8	5	—
Operating income	$2,898	$1,166	148.5%

•                  All regional markets, and particularly China, made a significant contribution to on the increase in total revenues.  Details of the revenue increase for the quarter over the prior year quarter follow (in thousands):

Revenue growth	$4,583	47.4%
Foreign currency changes	1,271	13.2%
Total	$5,854	60.6%

•                  The improvement in gross margins was due primarily to the effect of increased volume and absorption of fixed costs.

•                  The increase in SG&A was due to the effect of strengthening foreign currencies and expansion of our sales and service support capabilities in the Chinese market.

Dividend

•                  On May 26, 2004, the Company’s Board of Directors declared a quarterly dividend of $.11 per share.

President & CEO Comments

Robert C. Warren, Jr., President and Chief Executive Officer, remarked “We are pleased with our record performance this past quarter.  We have certainly benefited from a combination of factors including very strong North American and Asian lift truck markets, the insolvency of one of our European competitors, and the weak US dollar which has reduced European sourced product in the North American market.  Some of these factors will continue to favorably impact us, at least through the next quarter.”  Mr. Warren further commented that “Although we remain optimistic about the year, it is extremely important to note that the upturn we have just seen in the lift truck market was a surprise to the industry and there is uncertainty about whether this is a temporary spike or a longer term trend.  Other external factors, such as rising steel and energy prices have the potential to adversely impact the lift truck market, and by extension, Cascade’s worldwide sales.  Our results in Europe also continue to reflect the highly competitive environment and we do not foresee a significant change in this situation in the near future.”

Forward Looking Statements:

This press release contains forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Readers are cautioned that a number of factors could cause our actual results to differ materially from any results indicated in this release or in any other forward-looking statements made by us, or on our behalf.  These include among others factors related to general economic conditions, interest rates, demand for materials handling products, performance of our manufacturing facilities and the cyclical nature of the materials handling industry.  Further, historical information should not be considered an indicator of future performance. Additional considerations and important risk factors are described in our reports on Form 10-K and 10-Q and other filings with the Securities and Exchange Commission.

Earnings Call Information:

We will discuss our results in a conference call on Thursday, May 27th at 2:00 pm PST.  Robert C. Warren, President and Chief Executive Officer, and Richard “Andy” Anderson, Senior Vice President and Chief Financial Officer will host the call.  The conference call can be accessed in the U.S. and Canada by dialing (800) 240-2134, International callers can access the call by dialing (303) 262-2211.  Participants are encouraged to dial-in 15 minutes prior to the beginning of the call.  A replay will be available for 48 hours after the live broadcast and can be accessed by dialing (800) 405-2236 and entering pass-code 579733#, or internationally, by dialing (303) 590-3000.

The call will be simultaneously webcast and can be accessed on the Investor Relations page of the company’s website, www.cascorp.com.  Listeners should go to the website at least 15 minutes early to register, download and install any necessary audio software.

About Cascade Corporation:

Cascade Corporation, headquartered in Fairview, Oregon, is a leading international manufacturer of materials handling products used primarily on lift trucks.  Additional information on Cascade is available on its website, www.cascorp.com.

Contact

Richard S. “Andy” Anderson

Senior Vice President and Chief Financial Officer

Cascade Corporation

Phone (503) 669-6300

CASCADE CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited – in thousands, except per share data)

	Three Months Ended April 30
	2004	2003

Net sales	$93,529	$68,934
Cost of goods sold	62,153	46,223
Gross profit	31,376	22,711

Selling and administrative expenses	18,058	14,649

Operating income	13,318	8,062
Interest expense	(899)	(1,160)
Interest income	97	268
Other income	95	732

Income before provision for income taxes	12,611	7,902
Provision for income taxes	4,401	2,529
Net income	$8,210	$5,373
Dividends paid on preferred shares of subsidiary	—	(30)
Net income applicable to common shareholders	$8,210	$5,343
Basic earnings per share	$0.68	$0.46
Diluted earnings per share	$0.65	$0.44

Basic weighted average shares outstanding	12,104	11,588
Diluted weighted average shares outstanding	12,558	12,147

CASCADE CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	April 30 2004	January 31 2004
	(unaudited)
ASSETS
Current assets:
Cash	$28,106	$25,584
Marketable securities	8,542	6,002
Accounts receivable, less allowance for doubtful accounts of $1,990 and $2,023	62,836	57,871
Inventories	36,061	36,353
Deferred income taxes	3,753	2,542
Income taxes receivable	—	142
Prepaid expenses and other	4,214	4,626
Total current assets	143,512	133,120
Property, plant and equipment, net	74,048	75,244
Goodwill	66,966	68,915
Deferred income taxes	9,594	9,703
Other assets	5,125	5,837
Total assets	$299,245	$292,819

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable to banks	$1,597	$2,805
Current portion of long-term debt	13,018	13,018
Accounts payable	21,115	17,904
Accrued payroll and payroll taxes	6,632	6,815
Accrued environmental expenses	833	847
Other accrued expenses	13,513	10,011
Total current liabilities	56,708	51,400
Long-term debt	37,997	38,111
Accrued environmental expenses	8,191	8,551
Deferred income taxes	1,403	1,441
Other liabilities	9,772	9,628
Total liabilities	114,071	109,131

Shareholders’ equity:
Common stock, $.50 par value, 20,000 authorized shares; 12,108 and 12,102 shares issued and outstanding	6,054	6,051
Additional paid-in capital	11,169	11,111
Retained earnings	172,373	165,495
Accumulated other comprehensive income (loss)	(4,422)	1,031
Total shareholders’ equity	185,174	183,688
Total liabilities and shareholders’ equity	$299,245	$292,819

CASCADE CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited - in thousands)

	Three Months Ended April 30
	2004	2003
Cash flows from operating activities:
Net income	$8,210	$5,373
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,540	2,895
Deferred income taxes	(1,140)	(77)
Gain on disposition of assets	4	(104)
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable	(4,965)	(7,583)
Inventories	292	878
Prepaid expenses and other	554	1,584
Accounts payable and accrued expenses	3,028	1,295
Accrued environmental expenses	(374)	(175)
Current income taxes payable	2,292	—
Other liabilities	1,353	3,008
Net cash provided by continuing operations	12,794	7,094

Cash flows from investing activities:
Capital expenditures	(3,787)	(3,088)
Marketable securities, net	(2,540)	(5,503)
Proceeds from sale of assets	39	577
Business acquisition	—	(3,585)
Other assets	571	405
Net cash used in continuing operations	(5,717)	(11,194)

Cash flows from financing activities:
Payments on long-term debt and capital leases	(114)	(126)
Notes payable to banks, net	(1,208)	(118)
Cash dividends paid	(1,332)	(1,199)
Common stock issued	61	—
Net cash used in financing activities	(2,593)	(1,443)

Effect of exchange rate changes	(1,962)	1,024

Change in cash and cash equivalents	2,522	(4,519)
Cash and cash equivalents at beginning of year	25,584	29,501
Cash and cash equivalents at end of period	$28,106	$24,982